Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
CarMax, Inc.:
We consent to the use of our report dated April 19, 2019 with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries as of February 28, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2019 and the related notes and the effectiveness of internal control over financial reporting incorporated by reference herein

/s/ KPMG LLP
Richmond, Virginia
June 26, 2019